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                                                       EXHIBIT 10-38

                                                      March 10, 2000




Mr. Theodore J. Vogel
3895 Bradford Square Dr.
Ann Arbor, Michigan  48103

Dear Ted:

Pursuant to approval by the Board of Directors, I am pleased to offer you employment in the position of Vice President - Tax at an annual salary of $185,000.

Upon employment, you will be eligible for the benefits described in the Benefit Highlights brochure enclosed, as well as the perquisites described on a separate listing also enclosed. In addition, you will receive the following:

    - You will receive a signing bonus of $20,000 to be paid in your first paycheck.

    - You will receive an immediate annual benefit of four weeks (20 days) vacation for 2000.

    - You will be paid an amount (considered imputed income to be grossed up for taxes) to cover the premium for three (3) months health care coverage under the Company's plan.

    - You will be eligible to participate in our Management Supplemental Benefit Plan (MSBP). Pending approval by the Organization and Compensation Committee of the Board of Directors, you will be awarded 17 years of awarded service under the MSBP. Currently, after meeting the eligibility requirements for age and actual service, "awarded service" is included in the calculation of the benefit under the Plan. This benefit is then offset by any retirement income expected from any previous employers.

       As you were advised earlier, MSBP is currently under review. Any changes would affect you as they would apply to those similarly situated to yourself.

    - You will be eligible to participate in our annual incentive plan. The plan as currently being developed provides for a target annual bonus of 0% to 30% of salary adjusted for performance with a potential award of 60%.



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Mr. Theodore J. Vogel
March 10, 2000
Page 2

       You will be eligible for future grants of performance shares and stock options under our Long-Term Incentive Plan.

    - If within three years of your employment you are terminated for any reason other than cause, you will receive an amount equivalent to one year's base salary. In addition, as a Vice President, you will receive a change-in-control severance arrangement.

    - Currently, to be eligible for retiree health care, you must work at least 15 years beyond age 40. To be eligible under the current plan, you would be required to work until age 62. Should you elect to terminate employment before incurring 15 years of service but after reaching age 60, the Company will pay you a lump sum amount equivalent to the present value of the cost of your securing a health care policy (such as may be secured through Blue Cross Blue Shield) to age 65. Consistent with tax law, any applicable payroll taxes will be withheld from that amount.

Subject to the approval of the Special Committee on Compensation of the Board of Directors, you will be granted the following shares of stock pursuant to our Long-Term Incentive Plan:

    - 3,000 shares of restricted stock (without performance measures) with a vesting period of three (3) years from the date of grant.

    - 2,000 performance shares with a vesting period of four years (actual payout to be based on the performance of four corporate measures).

    - 15,000 shares of nonqualified stock options (vesting annually over four years from the date of grant).

This offer is subject to successful completion of a pre-employment physical examination and a review of references.

Please contact me at (313) 235-8610 after you have completed your review of this offer of employment. I hope to hear from you soon.

                                   Sincerely,


/smh
(w/o attachments)

ACCEPTED:


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Theodore J. Vogel         Date